Filed pursuant to Rule 433.  Registration statement nos. 333-184147 and 333-184147-01.

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13 Products found

Name	Ticker	Maturity	Inception Date	Annual Investor Fees
RBS China Trendpilot™ ETN	TCHI	04/18/42	04/13/12	1.10%**
RBS Global Big Pharma ETN	DRGS	10/25/41	10/21/11	0.60%
RBS Gold Trendpilot™ ETN	TBAR	02/15/41	02/17/11	1.00%*
RBS NASDAQ-100® Trendpilot™ ETN	TNDQ	12/13/41	12/08/11	1.00%*
RBS Oil Trendpilot™ ETN	TWTI	09/13/41	09/13/11	1.10%**
RBS Rogers Enhanced Agriculture ETN	RGRA	10/29/42	10/25/12	0.95%
RBS Rogers Enhanced Commodity Index ETN	RGRC	10/29/42	10/25/12	0.95%
RBS Rogers Enhanced Energy ETN	RGRE	10/29/42	10/25/12	0.95%
RBS Rogers Enhanced Industrial Metals ETN	RGRI	10/29/42	10/25/12	0.95%
RBS Rogers Enhanced Precious Metals ETN	RGRP	10/29/42	10/25/12	0.95%
RBS US Large Cap Alternator ETN™	ALTL	09/05/42	08/30/12	1.00%
RBS US Large Cap Trendpilot™ ETN	TRND	12/07/40	12/06/10	1.00*
RBS US Mid Cap Trendpilot™ ETN	TRNM	01/25/41	01/25/11	1.00*

*With respect to the RBS Gold Trendpilot ETNs, RBS US Large Cap Trendpilot ETNs, RBS US Mid Cap Trendpilot, and RBS NASDAQ-100® Trendpilot™ ETNs, when tracking the Benchmark Index, the RBS Trendpilot ETNs will have an investor fee of 1.00% per annum. When tracking the 3-month US T-Bills, the RBS Trendpilot ETNs will have an investor fee of 0.50% per annum. Fees accrue daily.

**With respect to the RBS Oil Trendpilot ETNs and RBS China Trendpilot ETNs, when tracking the Benchmark Index, the RBS Trendpilot ETNs will have an investor fee of 1.10% per annum. When tracking the 3-month US T-Bills, the RBS Trendpilot ETNs will have an investor fee of 0.50% per annum. Fees accrue daily.

NASDAQ®, OMX®, NASDAQ OMX®, NASDAQ-100®, NASDAQ-100 Index® and NASDAQ-100® Total Return IndexSM are registered trademarks and service marks of The NASDAQ OMX Group, Inc. and are licensed for use by RBS plc.

The RBS NASDAQ-100® Trendpilot™ Index (USD) (the "Index") is the property of RBS plc. RBS plc has contracted with The NASDAQ OMX Group, Inc. (which with its affiliates and subsidiaries is referred to as the "Corporations") to calculate and maintain the Index, either directly or through a third party. Currently, the Index is calculated and maintained by Standard & Poor's ("S&P") on behalf of The NASDAQ OMX Group, Inc. S&P and the Corporations shall have no liability for any errors or omissions in calculating the Index. The RBS ETNs, which are based on the Index, have not been passed on by the Corporations or S&P as to their legality or suitability and are not sponsored, endorsed, sold or promoted by the Corporations or S&P. THE CORPORATIONS AND S&P MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE RBS ETNs.

The RBS Rogers Enhanced Commodity ETNs ("RBS ETNs") are not sponsored, endorsed, sold or promoted by Beeland Interests Inc. ("Beeland Interests"), James B. Rogers, Jr. or Diapason Commodities Management SA ("Diapason"). Neither Beeland Interests, James B. Rogers, Jr. nor Diapason makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this document, or the advisability of investing in securities or commodities generally, or in the RBS ETNs or in futures particularly. "Jim Rogers", "James Beeland Rogers, Jr.", "Rogers", "Rogers International Commodity Index", "RICI", "RICI Enhanced", and the names of all other RICI Enhanced[SM] Indices mentioned herein are trademarks, service marks and/or registered marks of Beeland Interests, Inc., which is owned and controlled by James Beeland Rogers, Jr., and are used subject to license. The personal names and likeness of Jim Rogers/James Beeland Rogers, Jr. are owned and licensed by James Beeland Rogers, Jr.

NEITHER BEELAND INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATES
OR AGENTS, GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE ROGERS
INTERNATIONAL COMMODITY INDEX ("RICI"), THE RICI ENHANCED, ANY SUB-INDEX
THEREOF, OR ANY DATA INCLUDED THEREIN. SUCH PERSON SHALL NOT HAVE ANY LIABILITY
FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO WARRANTY,
EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE RBS ETNS, OR
ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI, THE RICI ENHANCED, ANY
SUB-INDEX THEREOF, ANY DATA INCLUDED THEREIN OR THE RBS ETNS. NEITHER BEELAND
INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS, MAKES
ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES
OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO
THE RICI, THE RICI ENHANCED, ANY SUB INDEX THEREOF, OR ANY DATA INCLUDED
THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BEELAND
INTERESTS, DIAPASON OR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS HAVE ANY
LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL
DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

NEITHER THE INDICATION THAT SECURITIES OR OTHER FINANCIAL PRODUCTS OFFERED
HEREIN ARE BASED ON DATA PROVIDED BY ICE DATA LLP, NOR THE USE OF THE TRADEMARKS
OF ICE DATA LLP IN CONNECTION WITH SECURITIES OR OTHER FINANCIAL PRODUCTS
DERIVED FROM SUCH DATA IN ANY WAY SUGGESTS OR IMPLIES A REPRESENTATION OR
OPINION BY ICE DATA OR ANY OF ITS AFFILIATES AS TO THE ATTRACTIVENESS OF
INVESTMENT IN ANY SECURITIES OR OTHER FINANCIAL PRODUCTS BASED UPON OR DERIVED
FROM SUCH DATA. ICE DATA IS NOT THE ISSUER OF ANY SUCH SECURITIES OR OTHER
FINANCIAL PRODUCTS AND MAKES NO EXPRESS OR IMPLIED WARRANTIES WHATSOEVER,
INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY
PARTICULAR PURPOSE WITH RESPECT TO SUCH DATA INCLUDED OR REFLECTED THEREIN, NOR
AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ANY ENTITY FROM THE USE OF THE
DATA INCLUDED OR REFLECTED THEREIN.

The Royal Bank of Scotland plc (RBS plc), The Royal Bank of Scotland Group plc,
The Royal Bank of Scotland N.V. (RBS N.V.) and RBS Holdings N.V. (collectively, the RBS Entities) have filed a registration statement (including a prospectus)
with the Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication may relate. Before you invest in any RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been filed with the SEC for more complete information about the relevant RBS Entities and offerings. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov/ . Alternatively, RBS
N.V., RBS plc, RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling 1-855-RBS-ETPS (toll-free).

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